Exhibit 99.1

Cogo Reports Highest Ever Annual Revenue for 2009

•	Full year revenue of $307.1 million grew 6.9% versus 2008
•	Management reiterates Q1 2010 guidance of $70-72 million in revenue and estimated Non-GAAP EPS Diluted of $0.14-15
•	Company continues to target gross margins of 15% and operating margins of 10%

SHENZHEN, China, March 12, 2010—Cogo Group, Inc. (NASDAQ: COGO), a leading provider of customized design solutions for the technology manufacturing sector in China, today announced unaudited financial results for its fourth quarter and full year ended December 31, 2009. The Company reported record quarterly revenue of $88.1 million, up 7.0% year-over-year compared to $82.3 million reported in the fourth quarter of 2008.

Net income attributable to Cogo Group, Inc. for the fourth quarter of 2009 was $4.3 million, up 466.4% from $0.8 million reported in the same period last year, with Non-GAAP net income attributable to Cogo Group, Inc. up 9.1% over the same period last year.  Earnings per share (“EPS”) Diluted attributable to Cogo Group, Inc. on a U.S. GAAP basis was $0.11, and Non-GAAP EPS Diluted attributable to Cogo Group, Inc. (excluding share-based compensation expense, acquisition-related costs including amortization of intangible assets and related deferred taxation and extraordinary gain on bargain purchase) was $0.19, up 5.6% from the fourth quarter of 2008.

For the full year 2009, the Company reported revenues of $307.1 million, a 6.9% increase compared to $287.2 million reported for 2008.  Net income attributable to Cogo Group, Inc. for 2009 was $11.8 million, down 16.4% from $14.1 million in 2008, and EPS Diluted attributable to Cogo Group, Inc. on a U.S. GAAP basis was $0.32, down from $0.36 reported for the prior year.

Key Financial Indicators
(all numbers in USD thousands, except share data)
	Q4 2009(1) (unaudited)		Q4 2008(1) (unaudited)	Percent Change
Net Revenue	$88,084		$82,336	6.98%
Cost of Sales	$75,274		$70,611	6.60%
Gross Profit	$12,810		$11,725	9.25%
Operating Expenses	$8,462		$11,941	-29.13%
Net Income attributable to Cogo Group, Inc.	$4,299	(2)	$759	466.40%
EPS Diluted attributable to Cogo Group, Inc.	$0.11		$0.02	450.00%
Non-GAAP EPS Diluted attributable to Cogo Group, Inc.	$0.19	(2)	$0.18	5.56%

(1)	The US dollar amounts are calculated based on the conversion rate of US $1 to RMB 6.8259 as of December 31, 2009 and US $1 to RMB 6.8225 as of December 31, 2008.
(2)
Included in the Q4 2009 net income attributable to Cogo Group, Inc. was an amount of $2.2 million, a share-based compensation expense recognized in accordance with Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation and $0.7 million acquisition related costs, net, such as amortization and impairment of intangible assets and related deferred taxation, and extraordinary gain on bargain purchase. Non-GAAP net income attributable to Cogo Group, Inc., excluding the effects of share-based compensation expense and acquisition related costs, was $7.2 million.

Financial Results

Revenue for the fourth quarter was $88.1 million, an increase of 7.0% compared to $82.3 million reported for the same period in 2008. The revenue breakdown was as follows: $51.3 million, or 58.2% of total sales for digital media (including mobile handsets business), representing a 1.1% increase year-over-year; and $21.7 million, or 24.7% of total sales for telecommunications equipment, representing an 8.7% decrease year-over-year. The Company’s service business contributed $1.2 million in revenues for the fourth quarter and accounted for 1.4% of total sales. During the quarter, Cogo generated revenue of $13.9 million from component sales relating to the Industrial Applications Business. This end-market, which management believes is among the fastest growing markets in China, grew 98.7% versus the fourth quarter of 2008 and represented 15.7% of total sales. The Company is currently targeting opportunities in the electrical grid, smart meter, automotive and railway sectors and over time expects to expand into other verticals in the Industrial sector, such as cleantech, medical and security.

Cost of sales, which includes the aggregate purchase of components from suppliers and the direct cost of services, was $75.3 million compared to $70.6 million in the fourth quarter of 2008, representing an increase of 6.6% year-over-year. Gross profit for the fourth quarter was $12.8 million, up 9.2% compared to $11.7 million during the fourth quarter of last year. Gross margin for fourth quarter was 14.5% compared to 14.2% reported for the fourth quarter of 2008.

Operating expenses, including selling, general and administrative, and research and development (R&D) expenses as well as provision of doubtful accounts, totaled $8.5 million, down 29.1%, compared to $11.9 million reported for the fourth quarter of last year.

Net income attributable to Cogo Group, Inc. for the fourth quarter of 2009 was $4.3 million or EPS Diluted attributable to Cogo Group, Inc. of $0.11 on a U.S. GAAP basis, compared to net income of $0.8 million, or EPS Diluted attributable to Cogo Group, Inc. of $0.02, in the fourth quarter of 2008. Included in the fourth quarter of 2009, net income attributable to Cogo Group, Inc.  was $2.2 million for share-based compensation expense and $0.7 million for acquisition related costs, including amortization of intangible assets and related deferred taxation. Excluding stock-based compensation expenses and acquisition related costs including amortization of intangible assets and related deferred taxation, the net income attributable to Cogo Group, Inc. would have been $7.2 million or $0.19 Non-GAAP EPS Diluted attributable to Cogo Group, Inc. for the fourth quarter of 2009. The weighted average number of shares used in the calculation of diluted EPS was 38.0 million compared to 36.7 million in the fourth quarter of 2008.

For the full year 2009, the Company reported revenue of $307.1 million, up 6.9% from the year ended 2008. Cost of sales was $263.0 million, an increase of 9.2% compared to the $240.8 million reported last year. Gross profit was $44.1 million, a decrease of 4.9% from $46.4 million in 2008. Gross margin was 14.4% of sales, compared to 16.2% last year.

Operating expenses, including selling, general and administrative expenses, research and development expenses as well as provision for doubtful accounts, totaled $33.4 million, as compared to $35.8 million for last year.  Income from operations was $10.7 million, a slight increase of 0.7% from $10.6 million reported in the prior year.

The Company had an effective tax rate of 10.9% compared to 2.2% last year. Included in the income tax expense for the year ended December 31, 2009 was a deferred income tax benefit of $0.7 million, resulting from amortization of intangible assets of $4.2 million. There was income attributable to noncontrolling interest of $0.4 million during the year, compared to $0.2 million for 2008. Net income attributable to Cogo Group, Inc. for 2009 decreased by 16.4% to $11.8 million or $0.32 per fully diluted share, compared to $14.1 million or $0.36 per fully diluted share for the same period last year.

Balance Sheet

The Company completed fiscal year 2009 with cash of $97.8 million, down $100.6 million versus 2008, attributable to the Company’s stock repurchase program and acquisition payments. Pledged bank deposits were $17 million at the end of 2008 and 2009.  Inventory increased from $14.1 million at the end of 2008 to $21.4 million as of December 31, 2009. Accounts receivable increased from $73.0 million at the end of 2008 to $90.5 million as of December 31, 2009, and accounts payable decreased from $15.8 million in 2008 to $11.9 million in 2009. Accounts receivable and inventory increased due to the Company’s growth and expansion in the second half of 2009. Intangible assets decreased from $17.7 million at the end of 2008 to $17.0 million as of December 31, 2009, and goodwill increased from $17.1 million at the end of 2008 to $28.8 million as of December 31, 2009. Bank borrowings at the end of 2009 amounted to $17.5 million as compared to no bank borrowings reported as of December 31, 2008.  Cogo Group, Inc. equity was $226.1 million as of December 31, 2009, an increase of 9.9% from $205.8 million as of December 31, 2008.

Business Outlook

As announced on February 4, 2010, management’s guidance for the first quarter of 2010 is $70-72 million in revenue and estimated Non-GAAP EPS Diluted of $0.14-0.15. The Company continues to target gross margins of 15% and operating margins of 10%.

Jeffrey Kang, CEO and Chairman of Cogo, remarked, “Management is encouraged by Cogo’s results in the fourth quarter of 2009, and we are very optimistic about 2010. We are seeing promising new lines of business in the automotive, HDTV, smart meters and 3G handset areas. We are using our balance sheet to help drive growth and buyback stock, and we see tremendous new opportunities in the industrial applications end-markets and expect a growing Small and Medium Enterprise customer base. The 3G handset situation is improving with increased demand and increase in dollar content per device. We believe that the opportunities for growth within our telecom business are stronger than popular opinion would suggest. The new, five million share stock repurchase program firmly supports our belief in the Company’s long-term growth potential. I would like to reiterate our view that the worst of China’s economic situation is behind us, and we are ready to move forward into a high-growth and margin expansion mode for 2010.”

Currency Exchange Rates Impacts on Annual Results

The annual revenue for the full year 2009 was $307.1 million. Total revenue normalized by adding the results of the four quarters together would have been $307.0 million*. Normalized Non-GAAP EPS Diluted based on the addition of the results of the four quarters would have been $0.64. Because the Chinese Yuan has appreciated against the US dollar during 2009, the full year revenue was $0.1 million higher than the normalized revenue.

* The US dollar amounts are calculated based on the conversion rates of USD 1 to RMB 6.8329 as of March 31, 2009 for the first quarter, USD 1 to RMB 6.8302 as of June 30, 2009 for the second quarter, USD 1 to RMB 6.8262 as of September 30, 2009 for the third quarter and US $1 to RMB 6.8259 as of December 31, 2009 for the fourth quarter and the consolidated 2009 full year.

About Cogo Group, Inc.:

Cogo Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Cogo leverages these relationships and combines their IP to create designs that Cogo then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Cogo focuses on the telecommunications equipment, digital media and industrial applications end-markets for their customized design modules while also offering business and engineering services to their large telecommunications equipment vendor customers. Over the last fifteen years, Cogo has grown its customer list to include nearly 1,400 manufacturers across the telecommunications equipment, digital media and industrial applications markets, covering both multinational Chinese subsidiaries and Chinese domestic companies.

For further information:
Investor Relations

www.comtech.com.cn/investorinfo.html
communications@cogo.com.cn

H.K.:           +852 2730 1518
U.S.:           +1 (646) 291 8998
Fax:           +86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, telecommunications and industrial applications businesses, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made, but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Cogo's consolidated financial results presented in accordance with GAAP, Cogo uses the following measures defined as Non-GAAP financial measures by the SEC: 1) Non-GAAP net income attributable to Cogo Group, Inc. which is net income attributable to Cogo Group, Inc. excluding share-based compensation expenses and acquisition related costs, net, such as amortization and impairment of intangible assets, related deferred taxation, extraordinary gain on bargain purchase and impairment of goodwill and 2) Non-GAAP basic and diluted earnings per share attributable to Cogo Group, Inc., which is basic and diluted earnings per share excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of intangible assets, related deferred taxation, extraordinary gain on bargain purchase and impairment of goodwill. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these Non-GAAP financial measures, please see the table captioned “Unaudited Reconciliations of Non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Cogo believes that these Non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based expenses and acquisition related costs such as amortization and impairment of intangible assets that may not be indicative of its operating performance from a cash perspective. Cogo believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These Non-GAAP financial measures also facilitate management's internal comparisons to Cogo's historical performance and liquidity. Cogo computes its Non-GAAP financial measures using the same consistent method from quarter to quarter. Cogo believes these Non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using Non-GAAP net income, Non-GAAP basic and diluted earnings per share, Non-GAAP income from operation and Non-GAAP operating margin is that these Non-GAAP measures exclude share-based compensation charge and acquisition related costs such as amortization and impairment of intangible assets, related deferred taxation, extraordinary gain on bargain purchase and impairment of goodwill that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each Non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to Non-GAAP financial measures.

Tables Attached

COGO GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND 2008
(in thousands, except share data)

	December 31,
	2009	2009	2008
	USD	RMB	RMB
ASSETS
Current assets:
Cash	97,764	667,320	686,379
Pledged bank deposits	17,000	116,040	115,983
Accounts receivable, net	90,481	617,613	497,992
Bills receivable	2,577	17,592	13,555
Inventories	21,408	146,132	95,855
Income taxes receivable	185	1,263	—
Prepaid expenses and other receivables	4,114	28,083	20,211

Total current assets	233,529	1,594,043	1,429,975

Property and equipment, net	2,110	14,406	17,993
Intangible assets, net	16,965	115,804	120,602
Goodwill	28,840	196,858	116,632
Other assets	61	416	1,608
TOTAL ASSETS	281,505	1,921,527	1,686,810

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	11,887	81,140	107,512
Bank borrowings	17,492	119,402	—
Income taxes payable	1,736	11,847	8,225
Accrued expenses and other liabilities	20,218	138,008	141,925
Total current liabilities	51,333	350,397	257,662
Deferred tax liabilities	2,799	19,108	19,693
Total liabilities	54,132	369,505	277,355
Equity:
Common stock
Par value: USD0.01
Authorized: 200,000,000 shares
Issued: 40,079,336 shares
Outstanding: 35,770,025 shares in 2009
35,231,661 shares in 2008	477	3,258	3,196
Additional paid in capital	178,957	1,221,538	1,146,840
Retained earnings	88,554	604,464	524,240
Accumulated other comprehensive loss	(15,732)	(107,384)	(107,645)
	252,256	1,721,876	1,566,631

Less cost of common stock in treasury, 4,309,311 shares in 2009 and 3,944,411 shares in 2008	(26,122)	(178,309)	(162,687)

Total Cogo Group, Inc. equity	226,134	1,543,567	1,403,944
Noncontrolling interest	1,239	8,455	5,511
Total equity	227,373	1,552,022	1,409,455

Commitments and contingencies

TOTAL LIABILITIES AND EQUITY	281,505	1,921,527	1,686,810

COGO GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(in thousands, except share data)

	Year ended December 31,
	2009	2009	2008	2007
	USD	RMB	RMB	RMB
Net revenue
Product sales	302,790	2,066,815	1,931,845	1,597,818
Services revenue	4,307	29,401	27,695	68,690
	307,097	2,096,216	1,959,540	1,666,508
Cost of sales
Cost of goods sold	(259,477)	(1,771,166)	(1,624,101)	(1,297,225)
Cost of services	(3,475)	(23,716)	(18,664)	(46,368)
	(262,952)	(1,794,882)	(1,642,765)	(1,343,593)
Gross profit	44,145	301,334	316,775	322,915
Selling, general and administrative expenses	(18,290)	(124,842)	(152,898)	(120,580)
Research and development expenses	(9,889)	(67,504)	(50,947)	(40,973)
Provision for doubtful accounts	(5,272)	(35,992)	(6,847)	(15,051)
Impairment loss of goodwill and intangible assets		—	(33,759)	—
Other operating income, net	17	116	214	170

Income from operations	10,711	73,112	72,538	146,481
Interest expense	(288)	(1,963)	(1,056)	(2,335)
Interest income	2,123	14,490	27,895	25,637

Earnings before income taxes and extraordinary item	12,546	85,639	99,377	169,783
Income tax expense	(1,349)	(9,207)	(2,215)	(14,275)

Income before extraordinary item	11,197	76,432	97,162	155,508
Extraordinary item, net of nil tax	987	6,737	—	—

Net income	12,184	83,169	97,162	155,508
Less net income attributable to noncontrolling interest.	(431)	(2,945)	(1,255)	(3,065)
Net income attributable to Cogo Group, Inc.	11,753	80,224	95,907	152,443

Earnings per share attributable to Cogo Group, Inc.
Income before extraordinary item	0.29	2.01	2.49	4.12
Extraordinary item	0.03	0.19	-	-

- Basic	0.32	2.20	2.49	4.12
Income before extraordinary item	0.29	1.95	2.42	3.98
Extraordinary item	0.03	0.18	-	-

- Diluted	0.32	2.13	2.42	3.98

Weighted average number of common shares outstanding
- Basic		36,541,037	38,488,861	36,974,100
- Diluted		37,673,351	39,585,921	38,306,969

Amounts attributable to Cogo Group, Inc.
Income before extraordinary item	10,766	73,487	95,907	152,443
Extraordinary item	987	6,737	-	-
Net income attributable to Cogo Group, Inc.	11,753	80,224	95,907	152,443

Comprehensive income:
Net income	12,184	83,169	97,162	155,508
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	38	260	(44,570)	(45,766)

Comprehensive income	12,222	83,429	52,592	109,742
Less: comprehensive income, net of tax attributable to noncontrolling interest	(431)	(2,944)	(1,256)	(2,955)

Comprehensive income attributable to Cogo Group, Inc.	11,791	80,485	51,336	106,787

COGO GROUP, INC.

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

FOR THE QUARTERS ENDED DECEMBER 31, 2009 AND 2008
(in thousands, except share data)

	For the quarter ended	For the quarter ended
	Dec 31, 2009	Dec 31, 2008
	(unaudited)	(unaudited)
Net Income	$’ 000	$’ 000
GAAP net income attributable to Cogo Group, Inc.	4,299	759
Share-based compensation expense	2,191	1,504
Acquisition related costs, net - amortization and impairment of intangible assets and related deferred taxation, extraordinary gain on bargain purchase and impairment of goodwill	734	4,332
Non-GAAP net income attributable to Cogo Group, Inc.	7,224	6,595

Earnings per share	$	$
GAAP net income attributable to Cogo Group, Inc. per common share-Diluted	0.11	0.02
Non-GAAP net income attributable to Cogo Group, Inc. per common share-Diluted	0.19	0.18

COGO GROUP, INC.

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

FOR THE QUARTERS ENDED MARCH 31, JUNE 30, SEPTEMBER 30 AND DECEMBER 31, 2009
(in thousands, except share data)

	Quarters Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Total
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	$'000	$'000	$'000	$'000	$'000

Revenue	63,268	73,589	82,042	88,084	306,983

Net Income
GAAP net income attributable to Cogo Group, Inc.	1,555	2,532	3,363	4,299	11,749
Share-based compensation expense	2,082	2,183	2,191	2,191	8,647
Acquisition related costs, net - amortization and impairment of intangible assets, related deferred taxation and extraordinary gain on bargain purchase	899	966	1,129	734	3,728
Non-GAAP net income	4,536	5,681	6,683	7,224	24,124

Earnings per share	$	$	$	$	$
GAAP net income attributable to Cogo Group, Inc. per common share- Diluted	0.04	0.07	0.09	0.11	0.31
Non-GAAP net income attributable to Cogo Group, Inc. per common share- Diluted	0.12	0.15	0.18	0.19	0.64

Weighted average number of shares outstanding	#	#	#	#
- Basic	35,929,788	36,330,036	36,809,304	37,086,445
- Diluted	37,264,100	37,698,805	37,745,926	37,996,249